Attachment I
Work Plan for IXION BIOTECHNOLOGY Inc.
Product code # 44-8501-04
January 4, 1999
Study

Amersham Pharmacia Purification Center propose to IXION BIOTECHNOLOGY Inc.

The study will include:

          1.  The sample material consist of two bacterial proteins expressed in
              E. Coli. Sample materials are cell pastes. The study includes studies of both proteins.
          2. method scouting to determine the best chromatography medium for the sample at the scale of operation required to process preparative quantities of sample material.

          3. optimization of the chromatography separation step (s) with regards to sample load, binding conditions and elution conditions.
          4.  work will be carried out using Amersham Pharmacia Biotech media.

          5. all work will be carried out at IXION BIOTECHNOLOGY Inc. and Amersham Pharmacia Biotech.
          6. all work will be carried out under the terms of the consultancy agreement between Amersham Pharmacia Biotech Inc. and IXION BIOTECHNOLOGY Inc.


Summary

Study #:                   44-8501-04

Chromatography medium:     Amersham Pharmacia will provide chromatography media
                           and columns for initial experiments.

Estimated Duration:        20 person working days

Estimated Price:           $800 (per day or $4,000 per 5 days) Consultation fee.
                           The consultation fee does not include any taxes which
                           may be applicable to the study.  If the study has not
                           been   completed   within  20  person  working  days,
                           Amersham    Pharmacia   will   consult   with   IXION
                           BIOTECHNOLOGY Inc. and obtain approval in advance with respect to continuing the study.

Expenses:                  IXION BIOTECHNOLOGY Inc. will pay for the buffers and
                           related consumables used. Amersham Pharmacia will provide the necessary chromatography equipment.



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CONSULTING AGREEMENT

         This agreement is entered into effective as of the 4th day of January, 1999, by and between AMERSHAM PHARMACIA BIOTECH INC., a Delaware corporation with offices at 800 Centennial Avenue, Piscataway, New Jersey, 08855-1327 ("AMERSHAM PHARMACIA") and IXION BIOTECHNOLOGY Inc., a corporation with an address at 12085 Research Drive, Alachua, Florida 32615 ("CLIENT")

         WHEREAS,  AMERSHAM PHARMACIA through the Consulting Team (as defined in
Article II below) is prepared to provide consulting services in matters relating to a study on the process scale purification of CLIENT provided samples containing bacterial proteins. CLIENT is prepared to engage AMERSHAM PHARMACIA to provide such services, all as further set forth herein.

         NOW THEREFORE, in consideration of the above premises and the mutual promises and covenants contained herein, the parties agree as follows:

ARTICLE I - ENGAGEMENT

         1.1 AMERSHAM PHARMACIA agrees to perform certain consulting services for "CLIENT" in connection with the work plan (the "Work") outlined in the Work Plan dated September 28, 1998, (the "Work Plan") attached hereto as Attachment I, for the compensation discussed below. The Work Plan shall be deemed a constituent part of this Agreement. The Work relates to a study on the purification of CLIENT provided samples containing bacterial proteins.

ARTICLE II - THE CONSULTING TEAM

         2.1  AMERSHAM   PHARMACIA   shall  furnish  one  or  more  of  AMERSHAM
PHARMACIA's employee "Staff Experts" with the necessary qualifications to carry out the Work.

ARTICLE III - COOPERATION BETWEEN PARTIES/RESULTS OF WORK

         3.1 CLIENT recognizes that while the recommendations and advice provided by AMERSHAM PHARMACIA pursuant to this Agreement are made in good faith and on the basis of information known to AMERSHAM PHARMACIA at the time, achievement of CLIENT's goals must depend, among other things, on the complete and effective cooperation of CLIENT and CLIENT's staff.

         3.2 AMERSHAM PHARMACIA shall provide CLIENT with a written report of all data generated.

         3.3 In view of Section 3.1, except for losses due to AMERSHAM PHARMACIA 's negligence, AMERSHAM PHARMACIA makes no guaranty or warranty of any kind whatsoever with respect to CLIENT's use of the results of the Work, nor shall AMERSHAM PHARMACIA have any liability for any special, indirect, incidental consequential or punitive damages of any kind in connection with AMERSHAM PHARMACIA's rendering of services or failure to render services pursuant to this Agreement and/or arising out of the sale, use or inability to use any CLIENT product by any person, including, without limitation, loss of profits, damages to business reputation, and costs incurred in replacing related materials.


ARTICLE IV - COMPENSATION AND PAYMENT

         4.1 AMERSHAM PHARMACIA shall receive payment for the study, consulting services performed for CLIENT during the 20 day period at the rate of $800 USD per day.

         4.2 CLIENT shall pay AMERSHAM PHARMACIA fees for the services rendered hereunder as follows:



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                  (a) $800.00 per person for each standard  eight-hour  work day of  consulting  by Staff  Experts.  Including  Staff  Experts'  use of  Amersham
Pharmacia   Purification   Center   facilities    (Piscataway,    New   Jersey),
chromatography  and  electrophoresis  equipment,   columns,  media  and  related
consumables. The estimated duration of the work is twenty (20) days; should additional time be necessary, AMERSHAM PHARMACIA shall consult with CLIENT and obtain its approval before spending additional time.

                  (b) The fee structure and fee payment schedule for any additional work shall be mutually agreed to in writing by AMERSHAM PHARMACIA and CLIENT prior to the start of such work, respectively. Amersham Pharmacia has no obligation to perform any additional work unless a fee structure and fee payment schedule has been agreed to in advance with respect to such work.

ARTICLE V - INTELLECTUAL PROPERTY RIGHTS

         This agreement shall not be construed as a License or other transfer of right granted by AMERSHAM PHARMACIA, CLIENT shall not acquire any such rights under this Agreement in any existing copyrights, patents, inventions, trade secrets, technical information, technical data, trade marks, service marks or trade names (the "Rights") of AMERSHAM PHARMACIA. AMERSHAM PHARMACIA and CLIENT however agree that the inventorship of any inventions that may arise from this Agreement and the rights of such inventorship shall be determined in accordance with the patent laws of the United States. AMERSHAM PHARMACIA and CLIENT further agree, that the CLIENT shall have at least a royalty free license to practice any developments or inventions that are the sole result of this Agreement. For the duration of this Agreement and thereafter, CLIENT agrees not to engage in any acts that would be deemed to be a disparagement AMERSHAM PHARMACIA's reputation or products.

ARTICLE VI - TERM AND TERMINATION

         6.1 This Agreement shall become effective on the date first above written and shall continue in effect for the duration of the Work (the "Term"), unless terminated as provided. This Agreement may be terminated by either party at any time during the Term, upon written notice to the other party by reason of any default or breach of this Agreement by the other party.

         6.2 Neither the termination nor non-renewal of this Agreement shall release CLIENT from the obligation to pay any sum that may be owing to AMERSHAM PHARMACIA (whether then or thereafter due) or operate to discharge any liability that had been incurred by CLIENT prior to any such termination. Except as qualified by the preceding sentence, neither party shall, by reason of the termination or non-renewal of this Agreement be liable to the other for any damages (whether direct, consequential, incidental, or other including, without limitation, expenditures, loss of profit or projected profits of any kind whatsoever), sustained by reason of any such termination.

ARTICLE VII - CONFIDENTIALITY

         7.1 AMERSHAM PHARMACIA and CLIENT each agree that any material or information made available by it to the other in connection with this Agreement and the Work shall be held in strict trust and confidence by the disclosee, its employees, agents and representatives and will not be used for any purpose except in relation to this Agreement and the Work. The disclosee, its employees, agents and representatives, will not copy, reproduce, reveal or disclose any such material or information to any person or entity other than its employees, agents and representatives who reasonably have a need to possess knowledge thereof. The foregoing restrictions shall not apply to a disclosee (or its employees, agents and representatives) where the particular information or material obtained by it from the discloser pursuant to this Agreement: (i) was known to disclosee prior to the receipt thereof from the discloser; (ii) was at the time of disclosure by the discloser patented or otherwise a matter of public knowledge through no fault of the disclosee; (iii) was or hereafter is obtained by the disclosee from a third party under no duty of confidentiality to the discloser; (iv) can be proven by written records, to have been independently developed by the disclosee without the aid, application or use in any way of information or material obtained by the discloser pursuant to this Agreement; or
(v) as may be required by applicable law or as ordered by a court of competent jurisdiction, but only upon written notice to discloser.


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         7.2 The  obligations  contained  in this  Article VII will  survive any termination of this Agreement.

ARTICLE VIII - INDEMNIFICATION

         8.1 CLIENT shall defend, indemnify and hold AMERSHAM PHARMACIA and each of AMERSHAM PHARMACIA's employees, agents, officers, directors, shareholders, affiliates and subsidiaries, harmless from, against, for and in respect of any and all damages, losses, liabilities, obligations, costs and expenses (including without limitation, reasonable attorneys' fees) arising out of any claims, suits, actions or proceedings relating in any manner to AMERSHAM PHARMACIA's rendering of services pursuant to this Agreement; providing that CLIENT's obligations under this Section 8.1 shall not apply to the extent that such claims, suits, actions or proceedings are directly attributable to any negligence or misconduct on the part of AMERSHAM PHARMACIA or its employees or agents. CLIENT shall promptly notify AMERSHAM PHARMACIA in writing of the assertion of any such claim, suit, action, at CLIENTS cost.
The provisions of this Section 8.1 shall survive termination of this Agreement.

ARTICLE IX - RELATIONSHIP OF THE PARTIES

         9.1 Independent Contractors. CLIENT and AMERSHAM PHARMACIA are independent contractors under this Agreement. Nothing contained herein is intended, nor is to be construed so as to constitute either party as partners or joint venturers with respect to this Agreement. Neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement, or undertaking with any third party.

         9.2 Employee Status. Nothing contained herein is intended or is to be construed so as to constitute any Consulting Team member as an employee of CLIENT. CLIENT shall have no responsibility for the payment of any such person's salary and fringe benefits and for withholding and payment of all taxes as may be required by federal, state and local law.

ARTICLE X - MISCELLANEOUS PROVISIONS

         10.1 Entire Agreement. This Agreement sets forth the entire understanding between the parties with respect to the matters dealt with herein. Neither party has made nor relied upon any warranties or representations not specifically set forth in this Agreement. No modification of any of the provisions contained herein may be made except in writing, in each instance signed by and on behalf of the party against whom enforcement shall be sought hereof.

         10.2 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that neither party may assign, except to an affiliated entity, its rights or obligations hereunder unless it shall have first received the written consent of the other party, which consent shall not be unreasonably withheld.

         10.5 Notices. Any notice required or permitted under this Agreement shall be deemed to have been properly given to a party if made by United States registered or certified mail, postage prepaid, or by personal delivery to the party at its respective address as listed below, or such other address as such party shall designate by written notice to the other party hereunder. The delivery of said notice to the appropriate party shall be deemed the date on which the notice has been received.

         10.4 Arbitration. Any controversy or claim arising out of or in any way relating to this Agreement shall be settled in the State of New Jersey in accordance with the rules of the American Arbitration Association and the award or decision made by the arbitrator(s) designated by the American Arbitration Association shall be binding upon the parties hereto and a judgment consistent therewith may be entered in any court of competent jurisdiction. Service of process in any action instituted to enforce an arbitration award or decision shall be proper and effective if made in accordance with Section 10.5 hereof.



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         10.5 New Jersey Law to Govern.  This Agreement shall be construed with, and the rights and obligations of the parties shall be determined by, the internal laws of the State of New Jersey, without regard to its conflict of laws provisions.

If to CLIENT to:                            If to AMERSHAM PHARMACIA  to:

IXION BIOTECHNOLOGY, Inc.                   Amersham Pharmacia Biotech Inc.
13709 Progress Blvd., Box 13                800 Centennial Avenue
Alachua, FL  32615                          Piscataway,  New Jersey  08854-1327
Attention:  Weaver H. Gaines                Attention:  Dr. Peter M. Moore
Chairman and CEO and Director
                                            with a copy to:

                                            Andrew Rackear
                                            Amersham Pharmacia Biotech Inc.
                                            General Counsel
                                            800 Centennial Avenue
                                            Piscataway,  New Jersey  08854-1327

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                                AMERSHAM PHARMACIA BIOTECH INC.
ATTEST/WITNESS

By:         /s/ D.W. Dally
Title:      V.P. Finance
Date:      January 13, 1999




ATTEST/WITNESS

By:         /s/ Weaver H. Gaines                  IXION BIOTECHNOLOGY, INC.

Title:      Chairman and CEO

Date:     January 3, 1999